SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-A/A
(Amendment No. 1)
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(B) OR 12(G) OF THE
SECURITIES EXCHANGE ACT OF 1934
Commvault Systems, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	22-3447504

(State of Incorporation or Organization)	(IRS Employer Identification No.)

1 Commvault Way Tinton Falls, New Jersey	7724

(Address of Principal Executive Offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on Which
to be so Registered	Each Class is to be Registered

Preferred Stock Purchase Rights	The Nasdaq Stock Market
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A(c), please check the following box. ☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:	Not applicable

(if applicable)
Securities to be registered pursuant to Section 12(g) of the Act:
None

(Title of Class)

EXPLANATORY NOTE
This Form 8-A/A is filed by Commvault Systems, Inc. (the “Company”) to reflect the expiration of the preferred share purchase rights (the “Rights”) registered on the Form 8-A filed by the Company on November 24, 2008.
Item 1.    Description of Registrant’s Securities to Be Registered
On August 1, 2018, the Company announced that it executed an amendment (the “Amendment”) to the Rights Agreement (the “Rights Agreement”), dated as of November 14, 2008, by and between the Company and Computershare Trust Company, N.A. (as successor to Registrar and Transfer Company), as rights agent. The Amendment accelerates the expiration of the Rights from 5:00 p.m., New York City time on November 14, 2018 to 5:00 p.m., New York City time, on August 1, 2018, and has the effect of terminating the Rights Agreement on that date. At such time, all of the Rights distributed to the holders of the Company’s common stock pursuant to the Rights Agreement will expire.

The foregoing is a summary of the terms of the Amendment. The summary does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is attached as Exhibit 4.2 and incorporated herein by reference.

Item 2.    Exhibits
Exhibit No.        Description

3.1
Certificate of Designation of the Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on November 14, 2008).

4.1
Rights Agreement, dated as of November 14, 2008, by and between Commvault Systems, Inc. and Registrar and Transfer Company, as rights agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on November 14, 2008).

4.2
Amendment No. 1 to Rights Agreement, dated as of August 1, 2018, by and between Commvault Systems, Inc. and Computershare Trust Company, N.A. (as successor to Registrar and Transfer Company), as rights agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on August 1, 2018).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
COMMVAULT SYSTEMS, INC.

By: /s/ Warren H. Mondschein
Name: Warren H. Mondschein
Title: VP, General Counsel and Secretary
DATE: August 1, 2018